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CORMEDIX INC. REPORTS fourth QUARTER and full year 2022 FINANCIAL RESULTS AND PROVIDES BUSINESS UPDATE

Conference Call Scheduled for Today at 8:30 a.m. Eastern Time

Berkeley Heights, NJ – March 30, 2023 – CorMedix Inc. (Nasdaq: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of life-threatening diseases and conditions, today announced financial results for the fourth quarter and full year ended December 31, 2022 and provided an update on recent business developments.

Recent Corporate Highlights:

•	CorMedix submitted a Type A meeting request to the U.S. Food and Drug Administration (“FDA”), in mid-March seeking guidance for resubmission of its DefenCath New Drug Application, and FDA subsequently granted the meeting request, with a date scheduled for mid-April.

•	CorMedix was informed by its primary contract manufacturing organization (“CMO”) that all corrective actions stemming from the FDA’s June 2022 inspection have been completed, and the CMO has provided to FDA documentation showing effectiveness of the corrective actions. The FDA has acknowledged receipt of that close out report.

•	CorMedix was informed by its primary heparin active pharmaceutical ingredient (“API”) supplier that it too has completed the implementation of corrective actions arising from the FDA’s June 2022 Warning Letter for a non-heparin API. In addition, CorMedix was informed that updates have been made to the Heparin API Drug Master file clarifying which activities take place at the site referenced in the warning letter and which activities take place at a different facility, which has been previously inspected by FDA.

•	CorMedix announced an agreement to validate manufacturing of DefenCath at Siegfried AG’s site in Hameln, Germany, which has previously been inspected by FDA. The Hameln site previously manufactured Neutrolin®, which was sold in Europe as a medical device. The Company intends to utilize Siegfried as a back-up CMO.

•	CorMedix announced two promotions in January: Erin Mistry’s promotion to EVP and Chief Commercial Officer and Dr. Tushar Mukherjee’s promotion to SVP and Head of Technical Operations. In addition, the Company has made several key hires in commercial, medical affairs and legal to prepare the organization for the potential commercial launch of DefenCath.

•	Cash and short-term investments, excluding restricted cash, at December 31, 2022 amounted to $58.8 million.

Joe Todisco, CorMedix CEO, commented, “we are very pleased that FDA has granted our meeting request and classified the meeting as a Type A, allowing us to seek FDA’s guidance in mid-April. The CorMedix team has made solid progress on all fronts, working diligently in support of the primary CMO as it completed the corrective actions to address previously identified deficiencies, as well as continuing to build out the team, processes and systems to be ready for commercialization as quickly as possible following a potential FDA approval. We have further refined our parallel supply chain pathways to mitigate risk, with the goal of pursuing FDA approval of DefenCath in 2023. We look forward to providing additional updates as we aim to deliver on our commitment to reducing the risk of infections in patients receiving hemodialysis via central venous catheters, and potentially other therapeutic settings.”

4th Quarter 2022 Financial Highlights

For the fourth quarter of 2022, CorMedix recorded a net loss of $8.2 million, or $0.20 per share, compared with a net loss of $7.8 million, or $0.20 per share, in the fourth quarter of 2021. The increase in net loss in the fourth quarter of 2022 compared with 2021 was primarily driven by increases in costs related to market research studies and pre-launch activities in preparation for the potential marketing approval of DefenCath. Operating expenses during the fourth quarter of 2022 were $8.4 million, compared with $7.8 million in the fourth quarter of 2021, an increase of approximately $0.6 million.

Full Year 2022 Financial Highlights

For the year ended December 31, 2022, CorMedix recorded a net loss of $29.7 million, or $0.74 per share, compared with a net loss during the year ended December 31, 2021 of $28.2 million, or $0.75 per share. The increase in net loss was driven primarily by increases in operating expenses.

Operating expenses during the year ended December 31, 2022 amounted to $30.7 million compared with $29.5 million during the comparable period in 2021, an increase of $1.2 million, or 4%, due to a 22% increase in SG&A expense, offset by a 18% decrease in R&D expense.

Total cash on hand and short-term investments as of December 31, 2022 amounted to $58.8 million, excluding restricted cash of $0.2 million. CorMedix received approximately $7.2 million in net proceeds from ATM issuance during the first quarter of 2023. The Company believes that it has sufficient resources to fund operations for at least twelve months from the issuance of our Annual Report on Form 10-K.

Conference Call Information

The management team of CorMedix will host a conference call and webcast today, March 30, 2023, at 8:30 AM Eastern Time, to discuss recent corporate developments and financial results. Call details and dial-in information is as follows:

Thursday, March 30th @ 8:30am ET
Domestic: 1-877-423-9813
International: 1-201-689-8573
Conference ID: 13736467
Webcast: Webcast Link

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of life-threatening conditions and diseases. The Company is focused on developing its lead product DefenCath™, a novel, antibacterial and antifungal solution designed to prevent costly and life-threatening bloodstream infections associated with the use of central venous catheters in patients undergoing chronic hemodialysis. DefenCath has been designated by FDA as Fast Track and as a Qualified Infectious Disease Product (QIDP), and the original New Drug Application (NDA) received priority review in recognition of its potential to address an unmet medical need. QIDP provides for an additional five years of marketing exclusivity, which will be added to the five years granted to a New Chemical Entity upon approval of the NDA. CorMedix also committed to conducting a clinical study in pediatric patients using a central venous catheter for hemodialysis when the NDA is approved, which will add an additional six months of marketing exclusivity when the study is completed. The Company received a Complete Response Letter (CRL) from FDA stating that the original NDA could not be approved until deficiencies at the contract manufacturing organization (CMO) were satisfactorily resolved. FDA notified the Company in a second CRL that the refiled NDA could not be approved until satisfactory resolution of facility deficiencies identified during a pre-approval inspection at and conveyed to the CMO and during an inspection for an unrelated active pharmaceutical ingredient at and conveyed to the manufacturing facility for the heparin supplier for DefenCath. While the CMO and heparin supplier work to resolve outstanding deficiencies, CorMedix is simultaneously working to transfer the technology to an additional CMO and qualify an additional supplier of heparin. CorMedix also intends to develop DefenCath as a catheter lock solution for use in other patient populations. The Company is also working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers. For more information visit: www.cormedix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, CorMedix’s plans to submit a resubmission of its NDA application for DefenCath and the timing of such submission, CorMedix’s future financial position, financing plans, future revenues, projected costs and the sufficiency of our cash and short-term investments to fund our operations should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the ability of the CMO to successfully address the deficiencies identified by the FDA; the ability of the Company’s heparin supplier to successfully address the manufacturing deficiencies identified in the warning letter for non-heparin API; the resources needed to secure approval of the NDA for DefenCath from the FDA; the risks and uncertainties of the relationships with the additional CMO and supplier of heparin; the ability to submit a supplement to CorMedix’s NDA; the ability to secure final FDA approval prior to July 1, 2023 or obtain CMS approval of a resubmitted NTAP application; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on current, planned or future research, including the continued development of DefenCath and research for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; preclinical results are not indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; and the ability to retain and hire necessary personnel to staff our operations appropriately. We continue to assess to what extent the uncertainty surrounding the Coronavirus pandemic may impact our business and operations. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:
Dan Ferry
Managing Director
LifeSci Advisors
(617) 430-7576

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CORMEDIX INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (LOSS)

(Audited)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2022	2021	2022	2021
Revenue:
Net sales	$29,702	$56,397	$65,408	$190,936
Cost of sales	(406)	(48,007)	(3,734)	(148,938)
Gross profit (loss)	29,296	8,390	61,674	41,998
Operating Expenses:
Research and development	(2,843,222)	(3,235,219)	(10,679,549)	(13,132,982)
Selling, general and administrative	(5,575,302)	(4,553,092)	(20,006,093)	(16,346,601)
Total Operating Expenses	(8,418,524)	(7,788,311)	(30,685,642)	(29,479,583)
Income (loss) From Operations	(8,389,228)	(7,779,921)	(30,623,968)	(29,437,585)
Other Income (Expense):
Interest income	183,506	4,367	326,016	14,403
Foreign exchange transaction gain (loss)	5,547	(10,055)	37,145	(21,287)
Interest expense	(8,776)	(5,378)	(26,515)	(15,943)
Total Other Income (Expense)	180,277	(11,066)	336,646	(22,827)
Net Loss Before Income Taxes	(8,208,951)	(7,790,987)	(30,287,322)	(29,460,412)
Tax benefit	-	-	585,617	1,250,186
Net Loss	(8,208,951)	(7,790,987)	(29,701,705)	(28,210,226)
Other Comprehensive Income (Loss)	36,971	(8,372)	(4,387)	(14,876)
Comprehensive Loss	$(8,171,980)	$(7,799,359)	$(29,706,092)	$(28,225,102)
Net Income (Loss) Per Common Share – Basic and Diluted	$(0.20)	$(0.20)	$(0.74)	$(0.75)
Weighted Average Common Shares Outstanding – Basic and Diluted	41,855,056	38,113,514	40,274,273	37,666,081

CORMEDIX INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Audited)

	December 31,	December 31,
	2022	2021

ASSETS
Cash, cash equivalents and restricted cash	$43,374,745	$53,551,277
Short-term investments	$15,644,062	$12,149,003
Total Assets	$62,038,259	$68,945,576

Total Liabilities	$6,978,523	$6,147,509
Accumulated deficit	$(275,360,786)	$(245,659,081)
Total Stockholders’ Equity	$55,059,736	$62,798,067

CORMEDIX INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Audited)

	Years Ended December 31,
	2022	2021

Cash Flows From Operating Activities:
Net loss	$(29,701,705)	$(28,210,226)
Net cash used in operating activities	(24,356,732)	(21,155,223)
Cash Flows Used In Investing Activities:
Net cash used in investing activities	(3,709,364)	(9,134,915)
Cash Flows From Financing Activities:
Net cash provided by financing activities	17,898,241	41,757,551
Foreign exchange effects on cash	(8,677)	(12,919)
Net (Decrease) Increase in Cash and Cash Equivalents	(10,176,532)	11,454,494
Cash and Cash Equivalents and Restricted Cash - Beginning of Period	53,551,277	42,096,783
Cash -and Cash Equivalents and Restricted Cash - End of Period	$43,374,745	$53,551,277